Prospectus Supplement Filed Pursuant to Rule 424(b)(3)

Registration No. 333-186449

22nd CENTURY GROUP, INC.

6,250,000 Shares of Common Stock

PROSPECTUS SUPPLEMENT NO. 2

DATED June 10, 2013

(To Prospectus Dated March 29, 2013)

This Prospectus Supplement No. 2, dated June 10, 2013 (“Supplement No. 2”), filed by 22nd Century Group, Inc. (the “Company”), modifies and supplements certain information contained in the Company’s prospectus, dated March 29, 2013 (as amended and supplemented from time to time, the “Prospectus”).  This Supplement No. 2 is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto.  The Prospectus relates to the sale, from time to time, of up to 6,250,000 shares of the Company’s common stock, par value $0.00001 per share, by the selling stockholders identified in the Prospectus.

The information attached to this Supplement No. 2 modifies and supersedes, in part, the information contained in the Prospectus.  Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as so modified or superseded by this Supplement No. 2. This Supplement No. 2 includes the attached Form 8-K, as filed by the Company with the Securities and Exchange Commission on June 10, 2013.

We may further amend or supplement the Prospectus from time to time by filing additional amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Our common stock is traded on the OTC Bulletin Board under the symbol “XXII.OB”. On June 6, 2013, the closing sale price of our common stock was $0.60 per share.

Investing in our common stock involves risks. Before making any investment in our securities, you should read and carefully consider risks described in the “Risk Factors” section beginning on page 11 of the Prospectus.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if the Prospectus, or any of the supplements or amendments relating thereto, is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Supplement No. 2 is June 10, 2013

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2013

_________________

22nd Century Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-54111	98-0468420
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9530 Main Street Clarence, New York (Address of Principal Executive Office)		14031 (Zip Code)
Registrant’s telephone number, including area code: (716) 270-1523

______________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 8.01 is incorporated herein by reference to the extent required.

Item 3.03 Material Modification to Rights of Security Holders.

The information set forth under Item 8.01 is incorporated herein by reference to the extent required.

Item 7.01 Regulation FD Disclosure.

On June 10, 2013, 22nd Century Group, Inc. issued a press release regarding the conversion of all of the outstanding shares of Series A-1 Preferred Stock. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

Item 8.01 Other Events.

On June 7, 2013, Sabby Volatility Warrant Master Fund Ltd. and Sabby Healthcare Volatility Master Fund, Ltd. converted an aggregate of 1,940.92 shares of Series A-1 Preferred Stock into an aggregate of 3,234,866 shares of 22nd Century Group, Inc.’s common stock at a conversion price of $0.60 per share.

Following the conversion of the shares of Series A-1 Preferred Stock into common stock, no shares of Series A-1 Preferred Stock remain outstanding.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 Press Release dated June 10, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

22nd Century Group, Inc.

/s/ Joseph Pandolfino

Joseph Pandolfino

Chief Executive Officer

Date: June 10, 2013